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                                                                      EXHIBIT 11

                          AAMES FINANCIAL CORPORATION
                                 LOSS PER SHARE
       FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2000 AND 1999

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                                           THREE MONTHS ENDED              NINE MONTHS ENDED
                                                MARCH 31,                      MARCH 31,
                                       ---------------------------   -----------------------------
                                           2000           1999           2000            1999
                                       ------------   ------------   -------------   -------------
BASIC LOSS PER COMMON SHARE:
  Net loss...........................  $(61,465,000)   (35,979,000)   (108,370,000)   (233,880,000)
  Less: Accrued preferred
    dividends........................    (2,166,000)      (691,000)     (5,746,000)       (691,000)
                                       ------------   ------------   -------------   -------------
  Net loss available to common
    stockholders:....................  $(63,631,000)   (36,670,000)   (114,116,000)   (234,571,000)
  Average common shares
    outstanding......................     6,210,000      6,201,000       6,209,000       6,199,000
                                       ------------   ------------   -------------   -------------
  Basic loss per common share........  $     (10.25)         (5.91)         (18.38)         (37.84)
                                       ============   ============   =============   =============
DILUTED LOSS PER COMMON SHARE:
  Net loss for calculating diluted
    loss per common share............  $(63,631,000)   (36,670,000)   (114,116,000)   (234,571,000)
  Adjust net loss to add back the
    after-tax amount of interest
    recognized in the period
    associated with the convertible
    subordinated notes...............            --             --              --              --
                                       ------------   ------------   -------------   -------------
  Adjusted diluted net loss..........  $(63,631,000)   (36,670,000)   (114,116,000)   (234,571,000)
                                       ------------   ------------   -------------   -------------
  Average common shares
    outstanding......................     6,210,000      6,201,000       6,209,000       6,199,000
  Add exercise of options and
    warrants.........................            --             --              --              --
  Convertible subordinated notes.....            --             --              --              --
                                       ------------   ------------   -------------   -------------
  Diluted shares outstanding.........     6,210,000      6,201,000       6,209,000       6,199,000
                                       ------------   ------------   -------------   -------------
  Diluted loss per common share......  $     (10.25)         (5.91)         (18.38)         (37.84)
                                       ============   ============   =============   =============
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